Exhibit 10.7

RESEARCH AND OPTION AGREEMENT

This Research and Option Agreemenet (“Agreement”) is, made in Jerusalem this 16th day of March 2021, by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”), of the first part; and

LIPOVAC LTD, Registration No: 516352408, of _9 Mezada st, Bnei Brak, Israel(the “Company”), of the second part;

(each of Yissum and the Company, a “Party”, and collectively the “Parties”).

WHEREAS:	pursuant to the regulations of the University, the rights and title to all inventions, know-how and research results of scientists of the Hebrew University of Jerusalem (“HUJ”) vest solely with Yissum; and

WHEREAS:	the Company wishes to fund, and Yissum has agreed to obtain the performance of, certain Research, as defined below, relating to development of Liposome based vaccine to treat different illness indications including, but not limited to Virus infections ( such as COVID -19) and, if such Research is successful, to consider taking, subject to its sole discretion, a license to the Research Results (as defined below) in accordance with agreed upon commercial and other terms and conditions; and

WHEREAS:	Yissum agrees to obtain the performance of the Research, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendices annexed to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, and the use of the word “or” shall mean “and/or”.

1.3.	The headings of the sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement, capitalized terms shall have the meaning set forth herein:

1.4.1.	“Research” shall mean the research to be conducted by the Researcher pursuant to the Research Program.

1.4.2.	“Research Budget” shall mean the budget set forth in Appendix A.

1.4.3.	“Research Period” shall mean 12 months from the execution of this Agreement.

1.4.4.	“Research Program” shall mean the program under which the Research shall be funded by the Company and shall be carried out and conducted by the Researcher, as set forth in Appendix A.

1.4.5.	“Research Results” shall mean all results of the Research, including, but not limited to, methods, process, technique, data, information, discoveries, inventions, materials, devices or know-how arising therefrom.

1.4.6.	“Researcher” shall mean Prof. Yechezkel Barenholtz, or such other person(s) as determined and appointed from time to time by Yissum to supervise and to perform the Research, if applicable.

1.4.7.	“Territory” shall mean worldwide.

2.	The Research

2.1.	The Company hereby undertakes to finance performance of the Research in accordance with the Research Program or any amendment thereof. Such financing shall be, subject to any earlier termination of the Research pursuant to section 2.2, below, in an amount of at least $500,000 [Five Hundred Thousand US Dollars] (inclusive of overhead) (the “Research Fee”) as follows: (i) US$200,000 on the Effective Date; (ii) US$200,000 within six (6) months of the Effective Date; and (iii) US$100,000 upon presentation of the Final Report. Because the allocation of expenses in the Research Budget is based on expected expense categories and an expected allocation of specific expenses within each category, such categories and the allocation of expenses among the various expense categories may be modified by the Researcher(s) where reasonably necessary or appropriate during the Research Period, it being agreed, however that the aggregate Research Fee shall not be increased without the written consent of the Company. Payments may be made by check or by wire transfer to the following account:

Name of Bank: Hapoalim

Bank Key: 12

Bank’s Address: Harokmim 26, Holon, Israel

Branch: Holon Service Center - 436

Bank Account Number: 12-436-142-155001

Swift Code: POALILIT

IBAN: IL56-0124-3600-0000-0155-001 (for payment from Europe only)

The Company shall always use the payment information provided above. The Company shall not accept any changes in respect of the payment route or bank account details that are received via email, facsimile or by other means of communication, including, without limitation, any invoice or other written request for payment, unless such changes are set forth in an amendment to this Agreement on the letterhead of Yissum signed by its Chief Financial Officer or Controller. If the Company breaches this provision, it shall bear any financial loss or other consequences arising therefrom and shall indemnify Yissum for any such loss or damages that may be incurred by Yissum.

2.2.	The Research shall be conducted by and under the supervision of the Researcher. Should the Researcher be unable to complete the Research for any reason, Yissum shall notify the Company of the identity of a suitable replacement researcher. If the Company does not object in writing to the replacement of a researcher on reasonable grounds within twenty (20) days of this notification, the substitute researcher shall be deemed acceptable to the Company. Alternatively, the Company shall have the right to terminate the Research being conducted by the Researcher who is no longer able to complete such Research, provided that (i) no monies paid to Yissum for the Research pursuant to the schedule set forth in Appendix A will be refundable; and (ii) the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments that were part of the Research Budget and entered into by Yissum prior to having received the Company’s written notice of termination.

2.3.	Yissum shall provide the Company with periodic written reports once every six (6) months concerning all Research activities during the Research Period. The Research reports shall include a full and adequate summary of the Research performed and Research Results obtained during the period prior to the report (the “Interim Reports”). Within thirty (30) days of the end of the Research Period, Yissum shall present the Company with a written report from the Researcher summarizing the results of the Research during the Research Period (the “Final Scientific Report”).

3.	Option to License the Research Results; Ownership of the Research Results and Other Intellectual Property

3.1	Yissum hereby grants the Company an exclusive option (the “Option”) to receive an exclusive royalty- bearing license, in the Territory, to Yissum’s interest in the Research Results (the “License”) upon the commercial terms and conditions set forth in Appendix B and on other terms and conditions to be negotiated in good faith by the parties (the “Additional Terms and Conditions”), all to be set forth in a license agreement (the “License Agreement”).

3.2	The Company may exercise the Option at any time from the execution of this Agreement up to and including sixty (60) days from the Company’s receipt of the Final Scientific Report(the “Option Exercise Period”) by notifying Yissum in writing (the “Option Exercise Notice”).

3.3	Upon the date of Yissum’s receipt of the Option Exercise Notice within the Option Exercise Period, Yissum and the Company shall negotiate the Additional Terms and Conditions during a period of up to one hundred and twenty (120) days (the “Negotiation Period”).

3.5	All rights in the Research Results, including in any patent applications that may be filed in connection with the Research Results, shall be owned by Yissum unless an employee of the Company is properly considered an inventor (according to US law) of any patent application so filed, in which event such patent application shall be owned jointly by Yissum and the Company. All rights in any other intellectual property developed solely by the employees or representatives of one Party shall belong exclusively to such Party.

3.6	Notwithstanding the foregoing in Section 3.5, above, should the Company not exercise the Option within the Option Exercise Period or the Parties fail to execute a License Agreement within the Negotiation Period despite good-faith negotiations, neither Yissum nor the Researcher shall have any further obligations towards the Company with respect to negotiating a License to the Research Results, whether solely owned by Yissum or jointly held with the Company. In such event, the Company agrees to take all reasonably necessary actions to assign its interest in any Joint Patent to Yissum without any compensation to be paid by Yissum to the Company. Thereafter, Yissum shall be entitled to commercialize or otherwise grant third parties any right or title in and to the Research Results according to Yissum’ sole discretion and without any further obligation to the Company.

3.7	From the execution of this Agreement to the later of (a) the end of the Option Exercise Period; or (b) the execution of a License Agreement or (c) the expiration of the Negotiation Period, Yissum shall not, directly or indirectly, enter into any discussions or agreement with any third party, including any agreement to license, sell or purchase any rights or interests in or to the Research Results, nor shall it accept, consider, initiate or negotiate any offer from any other person or entity with respect to a collaboration, license, sale, purchase or other business transaction involving the Research Results.

4.	Responsibility for the Filing and Funding of Patent Applications Arising from the Research Results

4.1.	If at any time during the term of this Agreement, a patentable invention arises from the Research, Yissum, in consultation with the Company, shall be responsible for filing an appropriate patent application, and the Company shall be responsible for funding the costs of the filing, prosecution and maintenance of such application (the “Research Results Patents”).

4.2.	In the event that the Company does not exercise the Option or, having exercised the Option, does not execute a License Agreement, the Company shall have no further rights whatsoever in any Research Results Patents. In such case, Yissum shall assume the responsibility for all future costs of such Research Results Patents and shall be entitled to license such Research Results Patents to any party it so chooses.

5.	Confidentiality

5.1	Each Party warrants and undertakes to the other that during the term of this Agreement and subsequent thereto, it shall maintain, and shall be liable for its officers, employees, representatives, or any other persons acting on its behalf (“Representatives”) maintaining, full and absolute confidentiality of all information, details and data which is in or comes to its knowledge or the knowledge of its Representatives, directly or indirectly relating to the Research or the business of the other Party. Each Party undertakes not to convey or disclose anything in connection with the foregoing to any entity without the prior written permission of the Party which disclosed such confidential information.

5.2.	The obligation contained in this section shall not apply to information which:

(a)	is in the public domain as of the date of this Agreement or hereafter comes into the public domain through no fault of a Party, its officers, employees, representatives or persons acting on its behalf; or

(b)	a Party can demonstrate through tangible evidence was in its possession before receipt from the disclosing Party or its Affiliates; or

(c)	the Party can demonstrate through tangible evidence was developed independently by that Party without reference to or reliance upon the disclosing Party’s information; or

(d)	was disclosed to the Party without restriction on disclosure by a third party who has the lawful right to disclose such information.

5.3.	Notwithstanding the above, a Party may disclose details and information to its officers, employees, representatives or persons acting on its behalf, and Affiliates as necessary for the performance of its obligations pursuant to this Agreement, provided that it procures that such parties execute a confidentiality agreement substantially similar in content to this section 5 or are bound by confidentiality undertakings which are not less stringent than those specified above. In addition, Company may disclose Yissum’s Confidential Information to potential investors and/or collaborators, who sign a confidentiality agreement committing them to same confidentiality and non-use terms herein.

5.4.	Without prejudice to the foregoing, the Company shall not mention the name of the HUJ, Yissum or the Researcher unless required by law or in connection with prosecuting or maintaining the Research Results Patents, in any manner or for any purpose in connection with this Agreement or any matter relating to the Research, without obtaining the prior written consent of Yissum.

5.5.	Each Party shall be fully accountable and responsible for actions of any of its officers, employees, representatives or persons acting on its behalf (including in the case of Yissum, the Researcher and any other employees of HUJ) which constitute a breach of this Section 5.

5.6.	The provisions of this section shall be subject to permitted publications pursuant to Section 6, below.

6.	Publications

Yissum, subsequent to the execution of this Agreement, shall ensure that no publications in writing in scientific journals, or orally at scientific conventions, relating to the Research are published by it or the Researcher without the Company’s prior written consent. Prior to making any publication, Yissum shall provide a copy thereof for the Company’s review at least sixty (60) days prior to the date of submission for publication or of public disclosure (the “Review Period”). Within the Review Period, the Company will complete its review and may only decline such a request upon reasonable grounds, which shall be fully detailed in writing, requiring (a) the postponement of such publication because it contains patentable subject matter for which patent protection should be sought, or (b) the removal of any Company Confidential Information. Should the Company decide to object to publication as provided above, the publication shall be postponed for a period of not more than thirty (30) days from the date the publication was sent to the Company, to enable the filing of an appropriate patent application, or until the removal of the Company Confidential Information. Thereafter, the publication will automatically be permitted.

7.	Liability and Indemnity

7.1.	YISSUM MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE RESEARCH. IN PARTICULAR, YISSUM MAKES NO WARRANTIES THAT ANY RESULTS OR INVENTIONS WILL BE ACHIEVED BY THE RESEARCH, OR THAT THE RESEARCH RESULTS, IF ANY, ARE OR WILL BE COMMERCIALLY EXPLOITABLE OR THAT THE RESEARCH RESULTS PATENTS, IF ANY, WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. YISSUM SHALL HAVE NO LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THE USE OF THE RESEARCH RESULTS.

7.2.	The Company shall be liable for any loss, injury or damage whatsoever caused to its employees or to any person acting on its behalf or to the employees of Yissum, HUJ, or to any person acting on their behalf, or to any third party by reason of the Company’s acts or omissions pursuant to this Agreement or by reason of any use made of the Research Results.

7.3.	The Company undertakes to compensate, indemnify, defend and hold harmless Yissum and the University, or any person acting on their behalf, including, without limitation, any of their employees or representatives (the “Indemnitees”) against any liability including, without limitation, product liability, damage, loss or expenses, including reasonable legal fees and litigation expenses, incurred by or imposed upon the Indemnitees by reason of its acts or omissions or which derive from the Company’s use of the Research Results.

8.	Termination of the Agreement

8.1.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, each Party may terminate this Agreement by written notice to the other Party in any of the following cases:

8.1.1.	Immediately upon such written notice, if: (i) a Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within 60 days; or (ii) a receiver or liquidator is appointed for a Party; or (iii) a Party enters into winding up or insolvency or bankruptcy proceedings. The Parties undertake to notify the other Party within seven days if any of the abovementioned events occur.

8.1.2.	Upon breach of this Agreement, where such breach has not been remedied within thirty (30) days from the breaching Party’s receipt of written notice of such breach.

8.2.	In addition to the above, and without prejudice to Yissum’s rights pursuant to this Agreement or at law, Yissum shall be entitled to terminate this Agreement upon 30 days prior written notice to the Company in the following circumstances:

8.2.1.	Unauthorized early termination by the Company of the Research Program or failure to pay the Research Fee as set forth in section 2.1. above; or

8.2.2.	If an attachment is made over the Company’s assets or if execution proceedings are taken against the Company and the same are not set aside within 90 days of the date the attachment is made or the execution proceedings are taken.

8.3.	The termination of this Agreement for any reason shall not release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s termination.

In addition, Sections 5, 6, 8.3, 9 and 10 shall survive the termination of this Agreement to the extent required to effectuate the intent of the parties as reflected in this Agreement.

9.	Miscellaneous

9.1	Governing Law and Jurisdiction. The provisions and interpretation of this Agreement, all matters related to this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed by Israeli law without application of any conflict of law rules. Any dispute arising from this Agreement shall be submitted to the exclusive jurisdiction of the Courts in Jerusalem.

9.2	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including, without limitation, fires, earthquakes, floods, embargoes, pandemics, epidemics, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party’s personnel), acts of God, or acts, omissions or delays in acting by any governmental authority, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

9.3	Agreements with the Researcher. The Company shall not enter into any new agreement or arrangement of any kind with the Researcher without Yissum’s prior written consent.

9.4	Assignment. No Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement to another, without the prior written consent of the other Parties, which consent shall not be unreasonably denied, conditioned or delayed.

9.5	Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

9.6	Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the Effective Date.

9.7	Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

10.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile or by registered mail or electronic mail or served personally at the following addresses:

Yissum

Yissum Research Development Company

of the Hebrew University of Jerusalem,

Hi-Tech Park, Edmond J. Safra Campus

Givat Ram, P.O. Box 39135,

Jerusalem 91390

Israel

Attention: __________________

Email: bob.trachtenberg@yissum.co.il

The Company

Attention: _________________

Email: ydym@bezeqint.net

or such other address furnished in writing by one Party to the other. Any notice served personally or by electronic mail shall be deemed to have been received on the day of service. Any notice sent by registered mail shall be deemed to have been received seven days after being posted by prepaid registered mail.

IN WITNESS THE HANDS OF THE PARTIES

YISSUM	THE COMPANY

	By:	/s/ Yoram Drucker
	Name:	Yoram Drucker
	Title:	CEO

I the undersigned, Prof. Yechezkel Barenholtz, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Yechezkel Barenholtz
Prof. Yechezkel Barenholtz	Date signed